INDEPENDENT AUDITORS' CONSENT




We consent to the incorporation by reference in this Registration Statement of Hennessey Mutual Funds, Inc. on Form N-14 of our report dated August 18, 2003 on Lindner Growth and Income Fund, Lindner Small-Cap Growth Fund and Lindner Communications Fund, three of the series comprising Lindner Funds, incorporated by reference in the Statement of Additional Information in the Post Effective No. 30 to Registration Statement No. 33-66712 of Lindner Funds on Form N-1A, and to the reference to us under the heading "Experts" in the Proxy Statement and Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP


Chicago, Illinois
November 4, 2003